Exhibit (a)(iii)

                                                                        COMVERSE


                                  Stock Option
                                Exchange Program



                                                                    May 22, 2002

Topics To Be Covered

- Why Are We Here?

- Comverse Solution

- Key Dates

- Eligibility

- Program Highlights

- Example

- Things To Consider

- What You Need to Do

- Questions


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

Why Are We Here?

- Discuss Comverse's Stock Option Plan

- An equity-based reward program

- Align employees with long-term shareholder value

- Share in Comverse's long-term success

- Build employee commitment

- Motivate our employees

- Address Underwater* Stock Options

- Present and review the shareholder approved plan

- Explain what you need to do

- Answer questions

* A stock option is considered "underwater" if the per share exercise price of the option is higher than the current market price of the stock.




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

Comverse Solution

- Stock Option Exchange Program

- Offer eligible employees the opportunity to cancel their underwater stock options in exchange for replacement stock options to be granted at a future date
















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

Key Dates

- May 22, 2002                       - Exchange Offer Period Begins

- June 20, 2002                      - Exchange Offer Period Ends
                                       (Expiration Date / Cancellation
                                       Date)

- December 23, 2002                  - Replacement Option Grant Date

- June 23, 2003                      - Vesting Begin Date *
                                     * Will be explained in detail later in the
                                       presentation.


Above dates subject to extensions at the sole discretion of the Board of Directors





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

Eligibility

- All employees in eligible countries with outstanding options (both vested and unvested) are eligible to participate in the program

- You must be an active employee on the Expiration Date (June 20) to be eligible

- Must be an active employee on the Replacement Option Grant Date (December 23) to be eligible to receive the Replacement Options

- In general, active employees include employees on approved leaves of absence-see the Offer to Exchange document for additional detail












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

Program Highlights

- Eligible employees can exchange certain underwater options up to June 20, 2002 for Replacement Options to be granted on December 23, 2002

- Replacement Options will be granted at 0.85 options for each old option cancelled

- The exercise price of the Replacement Options will be equal to the closing price of CMVT on NASDAQ on the Replacement Option Grant Date (December 23,
  2002)

- Vesting schedule remains unchanged with the following exception

- Options under old plans (adjusted for the 0.85 exchange ratio) that have already vested or would have vested through the six-month anniversary of the Replacement Grant Date will vest 6 months after the Replacement Grant Date









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

Program Highlights

- Any options with an exercise price greater than 110% of the closing price of our stock on day prior to the Expiration Date are eligible for exchange

- Example: If the closing price of our stock on June 19, 2002 is $12.00, then all options with an exercise price of $13.20 or higher will be eligible to participate in the program

- Election by employee to participate in exchange program done on grant-by-grant basis. Grants can not be partially cancelled

- The term of the replacement stock options will be unchanged from that of the original grant





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

Example

         Before Exchange                            After Exchange
         ---------------                            --------------

- Original Grant Date:              - Replacement Grant Date:
  October 18, 1999                    December 23, 2002

- 800 shares @ $46.50               - 680 shares @ $xx.xx *

- Vesting Schedule:                 - Vesting Schedule:

- Oct 18, 2000 - 200 shares                  - Jun 23, 2003 - 510 shares

- Oct 18, 2001 - 200 shares                  - Oct 18, 2003 - 170 shares

- Oct 18, 2002 - 200 shares

- Oct 18, 2003 - 200 shares                  * To be determined on Replacement
                                              Grant Date

Above exam ple assum es none of the original options have been exercised.





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

Example - Vesting Schedule




















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

Things To Consider

- There is no guarantee that the exercise price of the Replacement Options will be lower than your cancelled stock options

- You must be an active employee on the Replacement Grant Date to be eligible to be granted the Replacement Options

- You will not be granted the Replacement Options until December 23, 2002













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

Things To Consider

- No vesting of the Replacement Options will occur before June 23, 2003, even if the cancelled options have already vested or were going to vest prior to June 23, 2003. If you are not an active employee as of this date, you will have no rights to the Replacement Options

- Comverse is not able to advise you on what course of action is right for you

- Participation in this program is voluntary

- Check with your financial and tax advisors











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

Things to Consider

- US: Whenever possible, Incentive Stock Options will be issued. For preferential tax treatment, stock must not be sold within 2 years of grant and within 1 year of exercise.

- Italy: Actual exercise price of Replacement Options will be the higher of 1) closing stock price on Replacement Option Grant Date and 2) average closing price for 30 days prior to Replacement Option Grant Date.

- France: No exercise of vested options allowed on Replacement Shares for 4 years from Replacement Option Grant Date.

- UK: Employee will be responsible for paying Company portion of National Insurance costs.





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

What You Need To Do

- Read all materials provided to you

- Review your personalized Election Form to verify your stock options

- Complete and submit the Election Form on or before 5:00 p.m. New York City time on the Expiration Date











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

What You Need To Do

- You may change or revoke your election at any time prior to the 5:00 pm New York City time on the Expiration Date

- Failure to make an election before the Expiration Date will result in no stock option exchange

- After Expiration Date, you cannot change your election












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

Questions

- You can find the materials relating to the Stock Option Exchange Program at www.comverse.com/StockExchangeProgram/

- If you have questions that have not been answered during this presentation, please refer to the Q&A section of the Offer to Exchange document on the website

- You can also ask additional questions by sending an e-mail to Stock_Exchange_Program@comverse.com















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